Exhibit 5.1

437 Madison Avenue
New York, New York 10022-7001
(212) 940-3000
Fax: (212) 940-3111

July 10, 2003

JetBlue Airways Corporation
118-29 Queens Boulevard
Forest Hills, NY 11375

Ladies and Gentlemen:

        We have acted as counsel to JetBlue Airways Corporation, a Delaware corporation (the "Company"), in connection with preparation of a Registration Statement on Form S-3, Registration No. 333-106781, as amended (the "Registration Statement") initially filed by the Company on July 3, 2003 with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), in connection with the registration of up to 2,990,000 shares (the "Shares") of common stock of the Company, $0.01 par value per share.

        This opinion is being delivered to you in connection with the Registration Statement.

        In connection with the foregoing, we have examined the Registration Statement and the Preliminary Prospectus contained in the Registration Statement (the "Preliminary Prospectus"). We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates and other documents and have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinions expressed below.

        As to questions of fact material to our opinions expressed herein, we have, when relevant facts were not independently established, relied upon certificates of, and information received from, the Company and/or representatives of the Company. We have made no independent investigation of the facts stated in such certificates or as to any information received from the Company and/or representatives of the Company and do not opine as to the accuracy of such factual matters. We also have relied, without investigation, upon certificates and other documents from, and conversations with, public officials.

        In rendering the following opinions, we have assumed, without investigation, the authenticity of any document or other instrument submitted to us as an original, the conformity to the originals of any document or other instrument submitted to us as a copy, the genuineness of all signatures on such originals or copies, and the legal capacity of natural persons who executed any such document or instrument at the time of execution thereof.

JetBlue Airways Corporation
July 10, 2003

        Members of our firm involved in the preparation of this opinion are licensed to practice law in the State of New York and we do not purport to be experts on, or to express any opinion herein concerning, the laws of any other jurisdiction other than the laws of the State of New York and the General Corporation Law of the State of Delaware.

        Based upon and subject to the foregoing, and the other qualifications and limitations contained herein, and after (a) the Commission shall have entered an appropriate order declaring effective the above-referenced Registration Statement, as amended, and (b) the Shares have, if required, been duly qualified or registered, as the case may be, for sale under applicable state securities laws, we are of the opinion that the Shares, when issued and sold in the manner described in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name as it appears under the caption "Legal Matters" in the Preliminary Prospectus. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

        We further consent to the filing of this opinion as an exhibit to applications to the securities commissioners of the various states of the United States, to the extent so required, in connection with the registration of the Shares.

Very truly yours,
/s/ NIXON PEABODY LLP